EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 4th day of February, 2000, effective as of the Effective Date as hereinafter defined, by and between CNA Financial Corporation, a Delaware corporation (the "Company"), and Bernard L. Hengesbaugh ("Executive"). For purposes of Sections 8 through 16, the "Company" shall include its subsidiaries, affiliates and related entities.

                                   WITNESSETH:

         WHEREAS, Executive currently serves as the Chairman and Chief Executive Officer of all of the principal subsidiaries of the Company pursuant to the terms of that certain Employment Agreement with the Company, dated as of February 9, 1999 (the "Prior Employment Agreement"); and

WHEREAS, the Company and the Executive now desire to terminate the Prior Employment Agreement and to enter into a new employment agreement in substitution for the Prior Employment Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Executive and the Company hereby agree to the following provisions, which shall supersede and be substituted for the provisions of the Prior Employment Agreement:

         1. EMPLOYMENT TERM. The Company and Executive agree that the Company shall continue to employ Executive on the terms and conditions set forth herein beginning on the Effective Date and continuing through and until December 31, 2002 or such earlier date as of which Executive's employment is terminated in accordance with Section 6 hereof. The "Effective Date" of this Agreement shall be January 1, 2000.

         2. DUTIES OF EXECUTIVE.

         (a) Executive shall serve as the Chief Executive Officer of Continental Casualty Company ("CCC"), the principal insurance subsidiaries of the Company, and such other subsidiaries of the Company as may be determined by the Board or the Chief Executive Officer of the Company (the "CNAF CEO"). All of the Company's subsidiaries including CCC and companies not engaged in the insurance business, are sometimes collectively referred to herein as the "CNA Companies". As Chief Executive Officer, Executive shall have responsibility for the day to day operations of the CNA Companies and for development and implementation of the CNA Companies' business plans and strategies. Executive shall report to the Board of Directors of the Company (the "Board"). Executive shall be elected and shall serve as a member and chairman of the board of directors of CCC, and of such of the other CNA Companies as may be determined by the Board or the CNAF CEO, and if so elected, Executive agrees to serve on such boards in such capacity without additional compensation.

         (b) Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of Chairman and Chief Executive Officer of the CNA Companies as determined by the Board, as well as such other specific duties and responsibilities as the Board shall assign or designate to Executive from time to time. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not, without the prior written consent of the Board, accept other employment or render or perform other services, nor shall he have any direct or indirect ownership interest in any other business which is in competition with the business of the Company or its subsidiaries and its affiliates, other than in the form of publicly traded securities constituting fewer than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting fewer than five percent (5%) of the value of any such partnership. The foregoing shall not preclude


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Executive from engaging in charitable, professional, and personal investment activities, provided that, in the reasonable judgment of the Board, such activities do not materially interfere with his performance of his duties and responsibilities hereunder.

         3. COMPENSATION.

         (a) SALARY. The Company shall pay or cause to be paid to Executive, commencing on the Effective Date and continuing for the period he is employed by the Company hereunder, an annual base salary of NINE HUNDRED FIFTY THOUSAND AND NO ONE HUNDREDTHS DOLLARS ($950,000.00), payable not less frequently than monthly (the "Base Compensation"). Such salary shall be reviewed not less frequently than annually, commencing not later than one year after the Effective Date, by the Board with a view to making such positive adjustments as the Board deems equitable and appropriate based on Executive's performance and the overall profitability and revenue growth of the Company, and if the Board approves an increase, the increased amount shall thereafter be considered the Executive's Base Compensation for all purposes of this Agreement. In no event shall Executive's base salary rate be reduced to an amount that is less than his Base Compensation, without Executive's written consent.

         (b) INCENTIVE COMPENSATION AWARD. Executive shall be entitled to an Incentive Compensation Award, in accordance with the CNA Financial Corporation Incentive Compensation Plan for Certain Executive Officers (the "Incentive Compensation Plan") on terms no less favorable to the Executive than the performance criteria and amounts established by the Incentive Compensation Committee (the "Committee") in its August 4, 1999 meeting (the "Performance Criteria"). The establishment of the Performance Criteria by the Committee shall constitute the establishment of performance criteria under the Incentive Compensation Plan for each of the years included in the term of this Agreement, and payment of the Incentive Compensation Awards shall otherwise be in accordance with the provisions of the Incentive Compensation Plan, including the requirement of annual review and certification by the Committee of the awards; provided that satisfaction of the Performance Criteria shall be based on net income as defined in the Incentive Compensation Plan; and provided further that the Committee shall not exercise its negative discretion under the Incentive Compensation Plan to decrease the amount of the Incentive Compensation Award for any year by more than 10 percent.

         (c) LONG-TERM INCENTIVE AWARDS. During the term of this Agreement, Executive shall be entitled to annual grants of stock options (the "Stock Options"), to be granted under and in accordance with the terms of the CNA Financial Corporation 2000 Long Term Incentive Plan ("LTIP"), contingent on approval of the LTIP by the Company's shareholders at the Company's 2000 annual shareholders meeting. The target amount of Stock Options to be granted in each year shall be the amounts determined by the Committee in its August 4, 1999, meeting, but the actual amount of Stock Options to be granted for any year shall be determined by the Committee based on the performance of the Executive and the CNA Companies. For purposes of the LTIP, each calendar year during the term of this Agreement shall be considered a Performance Period. Any other awards under the LTIP shall be in the sole discretion of the Committee, in accordance with the terms of the LTIP.

         4. OTHER BENEFITS. Commencing on the Effective Date, Executive shall be entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time applicable to senior executives of the Company and all fringe benefits made available to grade 96 executives of the Company and its subsidiaries. Executive's entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions thereof, subject to the following:

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         (a) In determining the amount of Executive's retirement benefit under the CNA Supplemental Executive Retirement Plan or any other supplemental retirement plan or program in which Executive may participate, Executive's compensation or pensionable earnings shall be deemed to include all Incentive Compensation Awards or other cash incentive compensation payable to Executive (with such amounts to be includible at the time they would otherwise be paid in the absence of any elective deferral by Executive), but shall not include any awards granted to Executive under the LTIP.

         (b) The Company currently maintains the CNA Supplemental Executive Savings Plan (the "Supplemental Plan"), which currently permits participants to make elective deferrals of certain compensation (the "Eligible Compensation"), not to exceed 16% of the Eligible Compensation. Further, the Supplemental Plan currently provides for an additional Company allocation equal to 70% of the amount electively deferred by the participant under the plan, not to exceed 6% of the participant's Eligible Compensation. For purposes of determining the maximum amount which may be deferred under the Supplemental Plan, and for purposes of determining the amount of the matching allocation, Executive's "Eligible Compensation" shall include all Incentive Compensation Awards or other cash incentive compensation payable to Executive (with such amounts to be includible at the time they would otherwise be paid to Executive in the absence of any elective deferral by Executive). Eligible Compensation shall not include any awards granted to Executive under the LTIP.

         5. EXPENSE REIMBURSEMENT. Executive shall be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general reimbursement policies adopted by the Company from time to time.

         6. TERMINATION OF EMPLOYMENT. Executive's employment with the Company hereunder shall continue until the earlier of December 31, 2002 (or the date to which the term is extended pursuant to Section 6.6(a)), or the date on which his employment is terminated pursuant to this Section 6. Either party may terminate Executive's employment with the Company by written notice to the other party effective as of the date specified in such notice. Upon termination of Executive's employment under this Agreement, the rights of the parties under this Agreement shall be determined pursuant to this Section 6.

         6.1. DEATH AND DISABILITY. In the event of the death of Executive or, at the Company's election, in the event of his Permanent Disability (as defined below) during the term of this Agreement and while Executive is in the employ of the Company, Executive's employment shall terminate. In such event:

         (a) Executive (or his personal representatives, heirs or beneficiaries as the case may be) shall be paid:

         (i) Any unpaid Base Compensation, including credited but unused vacation pay accrued up to the date of such termination.

         (ii) Any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the performance period prior to Executive's death or Permanent Disability.

         (iii) A pro-rata portion of the amount of the Incentive Compensation Award that the Executive would have earned for the performance period in which the termination occurs determined by multiplying the Incentive Compensation Award that would have been earned had the Executive remained employed through the end of such performance period (as determined by actual performance through the end of that period and without any exercise of negative discretion) by the number of days in the performance period prior to the date of termination and dividing such product by the number of days in the performance period.


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         (iv) In the event that the termination occurs during a Performance
         Period under the LTIP with respect to which the Committee has not yet made an award of Stock Options (or affirmatively determined not to make an award) pursuant to paragraph 3(c), an amount equal to the cash equivalent (determined under the methodology described in paragraph 6.3, as of the date of termination and without any present value discount) of the target amount referred to in paragraph 3(c) for such Performance Period multiplied by a fraction, the numerator of which is the number of days in such Performance Period through and including the date of termination and the denominator of which is the total number of days in such Performance Period.

         (v) Any unexercised Stock Option held by Executive upon termination of employment may be exercised by Executive (or his heirs or personal representative) following such termination to the extent of the sum of the number of shares with respect to which the Stock Option was vested but unexercised immediately prior to such termination, plus an additional number of shares determined by multiplying the unvested portion of the Stock Option by the fraction described in paragraph 6.1(a)(iv), and rounded to the next higher number of whole shares. Such portion of the Stock Options may be exercised through the one-year anniversary of such date of termination, but in no event later than the date on which such option would expire if Executive had remained employed by the Company. Other options held by Executive may be exercised during the same period, but only to the extent vested under the terms of such options. The provisions of this paragraph 6.1(a)(v) shall apply notwithstanding any contrary provision in any agreement governing any Stock Option or other option.

         (a) Except as otherwise provided in this Section 6, the rights of Executive or his personal representatives, heirs or beneficiaries under any benefit plan, program or arrangement in which he was participating at the time of his termination, including any benefits which shall have accrued and vested under the terms of the Incentive Compensation Plan or any plan, program or arrangement described in Section 4, and his right under any long-term incentive compensation plan, shall remain unaffected and shall be determined by the applicable terms of such plans, programs or arrangements.

For purposes of this Agreement, the term "Permanent Disability" means a physical or mental condition of Executive which, as determined by the Board, in its sole discretion based on all available medical information, is expected to continue indefinitely and which renders Executive incapable of performing any substantial portion of the services contemplated hereunder.

         6.1. TERMINATION FOR CAUSE BY THE COMPANY. In the event that Executive shall engage in any conduct that constitutes "Cause" as defined in the following sentence, the Company shall have the right to terminate Executive's employment with the Company by written notice to Executive effective as of the date of such notice. For purposes of this Agreement, "Cause" shall include any conduct by the Executive, which the Board, in good faith, shall determine to be fraudulent, a breach of fiduciary duty, unlawful or criminal conduct, a substantial breach of any material provision of this Agreement, willful malfeasance or gross negligence, or inconsistent with the dignity and character of a senior executive of the Company, but only if the Board also determines in good faith that such conduct has had a material adverse effect on the business or prospects of the Company. Following such termination, the Company shall pay any unpaid Base Compensation accrued through the date of termination, any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the performance period prior to the date of such termination, or which is otherwise earned but not yet paid as of the date of termination (including amounts voluntarily deferred) and unused vacation time accrued prior to the date of such termination. However, upon such termination, Executive's right to payments or otherwise with respect to any annual Incentive Award for the performance period during which the termination occurs, or any Long-Term Incentive Award or other amount that is unearned as of the date of termination, and any Stock Option or other option that is unexercised on the date of termination, shall be forfeited, and the Company shall have no further obligations under this Agreement.


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         6.2. TERMINATION FOR CONVENIENCE BY THE COMPANY. In the event that
Executive's employment is terminated by the Company for any reason not described in subsections 6.1 or 6.2 above, the obligations of the parties hereto shall be deemed discharged, provided, however, that:

         (a) The Company shall pay to Executive (i) any unpaid Base Compensation, including credited but unused vacation pay accrued up to the date of such termination, (ii) any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the performance period prior to the date of such termination, and (iii) termination payments at the annual rate equal to three hundred percent (300%) of Executive's annual rate of Base Compensation as in effect immediately prior to his date of termination with such termination payment to be made in substantially equal installments, not less frequently than monthly, for a period of thirty-six (36) months following such termination.

         (b) The Company shall also pay to Executive a pro-rata portion of the amount of the Incentive Compensation Award that he would have earned for the performance period in which the termination occurs determined in the same manner as in paragraph 6.1(a)(iii). Executive shall not be entitled to any Incentive Compensation Award for the period following termination, it being the intent of the parties that the portion of the termination payments described in paragraph 6.3(a)(iii) that exceeds Base Compensation shall be in lieu of such Incentive Compensation.

         (c) The Executive shall receive a payment equal to the cash equivalent of all Stock Options which he would have received if his employment had continued until December 31, 2002, and if the target number of Stock Options described in paragraph 3(c) had been granted for each remaining Performance Period between the last Performance Period for which an award was made (or for which the Committee affirmatively determined to make no award) prior to the date of termination and December 31, 2002. The cash equivalent of a future Stock Option grant shall be equal to 48% of the fair market value of the number of shares of stock to be covered by the Stock Option, determined based on the on the fair market value of the stock on the date of termination, and then discounted from January 1 of the year for which the Stock Option would have been granted to the date of termination using an interest rate equal to the prime rate for the date of termination as reported in THE WALL STREET JOURNAL (Midwest Edition). Fair market value of the Stock shall be determined by taking the average of the highest and lowest sales prices of the Stock on the date of termination, as reported as the New York Stock Exchange-Composite Transactions for such day, or if the Stock was not traded on the New York Stock Exchange on such day then on the next preceding day on which the stock was traded, all as reported by THE WALL STREET JOURNAL (Midwest Edition) under the heading New York Stock Exchange-Composite Transactions, or, if the stock ceases to be listed on such exchange, as reported on the principal national securities exchange or national automated stock quotation system on which the stock is traded or quoted, but in no event shall the price be less than the par value of the stock. Payment pursuant to this paragraph (iv) shall be made as soon as practicable after Executive's date of termination.

         (d) Any unexercised Stock Option held by Executive upon termination of employment shall be fully vested on the date of termination and may be exercised by the Executive at any time up to the first anniversary of Executive's date of termination (but not later than the date on which such Stock Option would expire if Executive had remained employed by the Company). Any options other than Stock Options may be exercised during the same period, but only to the extent vested under the terms of such option. The provisions of this paragraph 6.3(d) shall apply notwithstanding any contrary provision in any agreement governing any Stock Option or other option.

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         (e) In the event that Executive dies before all payments pursuant to this Section 6 have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to his personal representative or estate. Except as otherwise provided in this Section 6, the rights of Executive or his personal representatives, heirs, or beneficiaries under any benefit plan, program or arrangement in which he participated at the time of such termination, including any benefits which shall have accrued and vested under the terms of any plan described in Section 4, and his rights under any long-term incentive compensation plan, shall remain unaffected and shall be determined by the applicable terms of such plans, programs or arrangements.

         6.3. TERMINATION FOR GOOD REASON BY EXECUTIVE.

         (a) In the event that Executive's employment is terminated by Executive for "good reason," the Company's obligations shall be the same as they would have been, and Executive shall receive the same payments and other benefits that he would have received, had the Company terminated his employment pursuant to subsection 6.2.

         (b) For purposes of this Agreement, the term "good reason" means any of the following without Executive's written consent: (i) a reduction in the rate of Executive's Base Compensation; (ii) any change in the Incentive Compensation Plan, including an increase in the performance targets or a reduction in the maximum Incentive Compensation Award (as a percentage of Base Compensation), which has the effect of reducing the maximum Incentive Compensation Award that the Executive may earn below the amounts specified in paragraph 3(b), other than an exercise by the Committee of negative discretion to the extent permitted by paragraph 3(b), or a failure by the Committee in good faith to determine that the Performance Criteria have been satisfied; (iii) any change in the number of the target number of Stock Options under the LTIP or any material adverse change in the terms of any Stock Option after grant (other than a change permitted by the terms of the LTIP as of the date of this Agreement); or (iv) a material breach by the Company of any of the terms of this Agreement; provided, however, that in no event shall the Executive's employment be considered to have terminated for good reason unless the Executive shall give written notice to the Company of his intention to terminate his employment, which notice shall be given not later than 30 days following the date on which the Executive has knowledge (or, with the exercise of reasonable diligence), would have knowledge, of the Company's actions constituting good reason, and the Company shall have failed within a reasonable time after receipt of such notice to correct such conduct.

         6.4. VOLUNTARY RESIGNATION BY EXECUTIVE. In the event that Executive's employment is terminated by Executive other than pursuant to subsection 6.4 or as a direct result of his death or Permanent Disability (as described in subsection 6.1), the Company shall pay any unpaid Base Compensation accrued through the date of termination, any unpaid Incentive Compensation Award described in paragraph 3(b) with respect to the performance period prior to the date of such termination, or which is otherwise earned but not yet paid as of the date of termination (including amounts voluntarily deferred) and unused vacation time accrued prior to the date of such termination. However, upon such termination, Executive's right to payments or otherwise with respect to any annual Incentive Award for the performance period during which the termination occurs, or any Long-Term Incentive Award or other amount that is unearned as of the date of termination, and any Stock Option or other option that is unexercised on the date of termination, shall be forfeited, and the Company shall have no further obligations under this Agreement. The rights of Executive under any benefit plan, program or arrangement in which he participated at the time of such termination, including any benefits which shall have accrued and vested under the terms of any plan described in Section 4 shall be determined by the applicable terms of such plans, programs or arrangements.


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         6.5. FAILURE TO EXTEND AGREEMENT. In the event that this Agreement has not been extended or renewed by mutual agreement at the end of its term on December 31, 2002 and the employment of Executive continues, then the following shall apply:

         (a) Such employment shall constitute an employment at will from month to month. During Executive's employment following December 31, 2002, (i) if the Company employs Executive under this section during the period from January 1, 2003 to March 31, 2003, he shall receive salary during such employment at the annual rate of 400% of his annual Base Compensation as of December 31, 2002;
(ii) the terms of this Agreement that governed Executive's benefits and perquisites prior to January 1, 2003 will continue to apply, and will be in addition to Executive's salary specified in clause (i) above; (iii) Executive shall be entitled to payment with respect to the Incentive Compensation Award for calendar year 2002, and LTIP awards for the performance period ending December 31, 2002 to the extent provided by this Agreement, but Executive will not be entitled to an Incentive Compensation Award, or LTIP awards or any other incentive compensation award for performance periods beginning after December 31, 2002.

         (b) If the Company terminates Executive's employment following December 31, 2002, or if the Company and Executive shall not have mutually agreed to the terms of, and entered into, a new employment agreement prior to March 31, 2003, then Executive's employment shall terminate on April 1, 2003, and the Company's obligations shall be the same as they would have been, and Executive shall receive the same payments and other benefits that he would have received, had the Company terminated his employment pursuant to subsection 6.2 (but not including any additional payment with respect to Stock Options pursuant to paragraph 6.2(c)).

         7. PARACHUTE PAYMENT GROSS-UP. In the event that any payments made to Executive under this Agreement shall be found to constitute an "excess parachute payment" within the meaning of section 280(G) of the Internal Revenue Code or other payment subject to a federal excise tax, the Company shall pay to Executive an amount equal to the amount of such excise tax, plus a tax gross-up payment in the amount of the aggregate additional federal, state, and local income, excise or other taxes payable by Executive with respect to the receipt of such excise tax payment.

         8. CONFIDENTIAL INFORMATION AND PROPRIETARY DATA.

         (a) Executive agrees that, while he is employed by the Company, and at all times thereafter, he shall continue to hold in a fiduciary capacity for the benefit of the Company information, knowledge or data that is confidential or proprietary (as defined in paragraph 8(b)) and that relates to either (i) the Company, or (ii) any other business or entity in which the Company at any relevant time holds, directly or indirectly, a greater than a 10% equity (voting or non-voting) interest (in either case "Confidential Material"). Executive shall not, without the prior written consent of the CNAF CEO, communicate or divulge any Confidential Material to anyone other than the Company and those individuals or entities designated by the Company. Executive agrees that upon termination of his employment he shall return all copies and originals of Confidential Material.

         (b) The term "confidential or proprietary" means information, knowledge or data not known generally outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business and technical information of the Company or any entity described in paragraph 8(a), including without limitation information relating to data, finances, agents, trade secrets, processes, purchases, sales, customers, customer lists, price lists, pricing, margins, financial and marketing data, business plans, and key employees.

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         9. COMPETITION. Executive hereby agrees that, while he is employed by the Company, and for a period of 24 months following the date of his termination of employment with the Company for any reason, he will not, directly or indirectly, without the prior written approval of the CNAF CEO, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time competes in any respect with any of the principal businesses of the Company (a "Competitor"); PROVIDED, HOWEVER, that such prohibited activity shall not include the ownership of fewer than 5% of the voting securities of any publicly traded corporation (determined by vote or value) or limited partnership interests constituting fewer than five percent (5%) of the value of any such partnership regardless of the business of such corporation; and provided further, that this non-competition restriction shall not preclude Executive from working for a Competitor in a non-executive position, or a position which does not involve insurance operations or strategies. Upon the written request of Executive, the CNAF CEO will determine whether a business or other entity constitutes a "Competitor" for purposes of this Section 9; provided that the Chief Executive Officer of CNA Financial Corporation may require Executive to provide such information as the CNAF CEO reasonably determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the CNAF CEO may reasonably determine.

         10. SOLICITATION. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment with the Company for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company, nor will he assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company, nor will he encourage any person who is then an employee or agent of the Company to terminate his or her employment or agency with the Company.

         11. NON-INTERFERENCE. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment with the Company for any reason, he will not disturb or attempt to disturb any business or employment relationship or agreement between the Company and any other person or entity.

         12. ASSISTANCE WITH CLAIMS. Executive agrees that, while he is employed by the Company, and for a reasonable period (not fewer than 36 months) thereafter, he will be available, on a reasonable basis, to assist the Company in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened ("Claims") that may be made or threatened by or against the Company. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the Company or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any of their actions, whether or not a lawsuit has been filed against the Company relating thereto.

         13. RETURN OF MATERIALS. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company, for whatever reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company, created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company.

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         14. EFFECT OF BREACH. Executive acknowledges that his violation of the covenants set forth in Sections 8, 9, 10, 11 and 13 could cause the Company irreparable harm and he agrees that the Company shall be entitled to injunctive relief from a court of competent jurisdiction restraining Executive from actual or threatened breach of the covenants and that if bond is required to be posted in order for the Company to secure such relief said bond need only be in a nominal amount. The right of the Company to seek injunctive relief shall be in addition to any other remedies available to the Company with respect to an alleged or threatened breach.

         15. LIMITATION ON REMEDIES. The Company shall not be entitled to suspend payments otherwise due to Executive by reason of Executive's violation of Sections 8, 9, 10, 11 and 13, whether before or after a judgment is obtained by the Company against Executive. The Company shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts owed to the Company by Executive. Nothing in this Section 15 shall limit the Company's remedies in the case of Executive's violation of this Agreement, except as otherwise specifically provided in this Section 15.

         16. EFFECT OF COVENANTS. Nothing in Sections 8 through 15 shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such Sections and related entities.

         17. REVISION. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

         18. SEVERABILITY. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

         19. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company's business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.

         20. CONTROLLING LAW; JURISDICTION. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to conflict of laws principles).

         21. ARBITRATION OF ALL DISPUTES. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 21, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be selected according to the rules of the Association. This Section 21 shall not be construed to limit the Company's right to obtain relief in court under Section 14 with respect to any matter or controversy subject to Section 14 and, prior to

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a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without being required to first arbitrate such matter or controversy.

         22. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, and may only be amended by an agreement in writing signed by the parties thereto.

         23. ADDITIONAL DOCUMENTS. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.

         24. INCORPORATION. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.

         25. FAILURE TO ENFORCE. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of this Agreement.

         26. SURVIVAL. Except as otherwise set forth herein, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of Executive's employment with the Company.

         27. HEADINGS. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.

         28. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses or facsimile numbers set forth below (or such other addresses or facsimile numbers as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

         (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

         (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

         (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses or facsimile numbers set forth below:

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

         If to the Company:

         CNA Financial Corporation
         CNA Plaza
         Chicago, IL 60685
         Attn: Corporate Secretary
         Facsimile Number:  (312) 817-0511

         If to Executive:

         Bernard L. Hengesbaugh
         202 Thompson Drive
         Wheaton, IL  60187
         Facsimile Number:  (630) 260-5932

or to such other address as either party shall furnish to the other party in writing in accordance with the provisions of this Section 28.

         29. GENDER. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CNA FINANCIAL CORPORATION


By:     /s/JONATHAN D. KANTOR
        -------------------------------------
Title:  Senior Vice President, General Counsel
         and Secretary

BERNARD L. HENGESBAUGH


/S/BERNARD L. HENGESBAUGH
---------------------------------------------
(executed on November 2, 2000)


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